Exhibit 10.1

INDEPENDENT DIRECTOR

RESTRICTED STOCK AWARD AGREEMENT

THIS AWARD AGREEMENT (the “Agreement”), made as of August 8, 2022, between MercadoLibre, Inc. (the “Company”), a Delaware corporation, with its principal offices at Dr. Luis Bonavita 1294, Of. 1733, Tower II Montevideo, Uruguay, 11300, and [_______] (the “Participant”).

WHEREAS, the Company has adopted and maintains and the shareholders of the Company have approved the Amended and Restated 2009 Equity Compensation Plan (the “Plan”) to further the growth and success of the Company and to provide a means of rewarding outstanding performance;

WHEREAS, the Plan permits the award of restricted shares of Common Stock of the Company to Participants in the Plan (including independent members of the Board of Directors of the Company (the “Board”));

WHEREAS, on August 2, 2022, the Board approved the award and issuance of restricted shares of Common Stock of the Company to the current and future independent directors of the Company (collectively, the “Independent Directors” and each, an “Independent Director”) of the Board;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Award of Restricted Stock. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby awards to the Participant 115 shares of Common Stock of the Company (the “Restricted Stock”) as compensation for Participant’s services as an Independent Director during the period from the annual meeting of the Company’s shareholders in 2022 until immediately prior to the annual meeting of the Company’s shareholders in 2023 (the “Service Period”);  provided that the Company shall pay the Participant an amount in cash for any fractional share of the Restricted Stock, determined by multiplying (i) such fraction (rounded to the nearest hundredth) by (ii) the average price paid by the Company to repurchase Common Stock on August 8, 2022, at the expiration of the Service Period. Subject to Section 3 hereof, the Restricted Stock may not be transferred, pledged, assigned or otherwise encumbered during the Service Period (such restrictions, the “Transfer Restrictions”).

2. Grant Date. The Grant Date of the Restricted Stock hereby awarded is August 8, 2022.
3. Forfeiture.

(a) Subject to the provisions of the Plan, in the event that the Participant’s service on the Board terminates, during the Service Period, other than pursuant to Section 3(b) hereof, the Participant will be required to forfeit a number of shares of Restricted Stock proportional to the days that such Participant did not serve on the Board during the Service Period and the transfer restrictions on the shares of Restricted Stock such Outside Director is not required to forfeit will cease to apply.

(b) In the event that a Participant is removed from the Board at any point during the Service Period, such Participant will be required to forfeit all shares of Restricted Stock granted pursuant to this Agreement at the time of such removal.

(c) In the event that the Participant attempts to transfer, pledge, assign or otherwise encumber shares of Restricted Stock during the Service Period, in violation of the Transfer Restrictions, such transfer, pledge, assignment or encumbrance shall be null and void and the Participant’s shares of Restricted Stock shall be forfeited without payment of any consideration therefor.

4. Share Certificates. Subject to the provisions of the Plan, the shares representing the Restricted Stock will be held in the Participant’s name in book-entry format by the Company’s transfer agent, Computershare. Upon the termination of the Service Period, the Participant has the right to choose to have a certificate issued in the

Participant’s name, to have the shares transferred to a brokerage account of the Participant’s choice or to continue to hold the shares in book-entry format with the transfer agent.

5. Shareholder’s Rights. Subject to the terms of this Agreement, as of the Grant Date, the Participant shall have, with respect to any of the shares of Restricted Stock, all rights of a shareholder of the Company, including the right to vote such shares and the right to receive all dividends paid with respect to such shares of Restricted Stock at the same time as shareholders generally; provided, that the right to vote and receive dividends shall terminate immediately with respect to any shares of Restricted Stock upon forfeiture of those shares pursuant to Section 3 hereof and that stock dividends shall be subject to the provisions of the Plan in the same manner as the corresponding Restricted Stock to which such dividends or distributions relate and shall be held by the Company or subject to a legend as determined by the Compensation Committee of the Board (the “Committee”) to effectuate the purposes of the Plan.

6. Non-Assignability. Except as expressly provided in the Plan or herein, awards of Restricted Stock (“Awards”) shall not be assigned, transferred, pledged or encumbered, and any purported assignment, transfer, pledge or encumbrance shall be null and void; provided, that Awards may be transferred by will or by the laws of descent and distribution subject to the Committee’s receipt of such documents as may be requested by the Committee from time.

7. Modification and Waiver. Except as provided in the Plan with respect to determinations of the Committee and subject to the Board’s right to amend, modify or terminate the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by the Participant and the Company. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

8. Governing Law. This Agreement, the Plan and all rights under this Agreement and the Plan shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

9. Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan and that all decisions, determinations and interpretations of the Committee or the Company in respect of this Agreement shall be final, conclusive and binding.

10. Incorporation of Plan. All terms and provisions of the Plan are incorporated herein and made part hereof as if stated herein. If any provisions hereof and of the Plan shall be in conflict, the terms of the Plan shall govern. All capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Plan.

11. Entire Agreement. This Agreement represents the final, complete and total agreement of the parties hereto respecting the Restricted Stock and the matters discussed herein and this Agreement supersedes any and all previous agreements and understandings, whether written, oral or otherwise, relating to the Restricted Stock and such matters.

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IN WITNESS WHEREOF, MercadoLibre, Inc. has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his or her own behalf, THEREBY REPRESENTING THAT HE OR SHE HAS CAREFULLY READ AND UNDERSTANDS THIS AGREEMENT AND THE PLAN, as of the day and year first above written.

MERCADOLIBRE, INC

By: _________________

Name: Pedro Arnt

Title: CFO

By: ________________

Name:

Title: Independent Director